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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)


                                                       For the 3 Months Ended
                                                               March 31,
                                                       ----------------------
                                                             1996        1995
                                                          -------     -------
Net income............................................       $298        $282
                                                          =======     =======
Weighted average number of common shares outstanding.. 428,435 424,065 Common stock equivalent shares applicable to
    stock options.....................................        815         591
                                                          -------     -------
Total number of shares for computing primary
    earnings per share ...............................    429,250     424,656

Incremental shares for computing fully diluted
    earnings per share................................          -          45
                                                          -------     -------
Total number of shares for computing fully diluted
    earnings per share................................    429,250     424,701
                                                          =======     =======
Earnings per common share (as reported)...............    $  0.70     $  0.67
Primary earnings per share............................    $  0.69     $  0.66
Fully diluted earnings per share......................    $  0.69     $  0.66
=============================================================================

Earnings per share amounts for the three months ended March 31, 1996 and March 31, 1995, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.